CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Stock Participation Accreting Redemption Quarterly-pay Securities due 2008	$17,399,938.36	$534.18

September 2007	Pricing Supplement No. 376
Registration Statement No. 333-131266
Dated September 21, 2007
Filed pursuant to Rule 424(b)(2)

Structured Investments
Opportunities in Equities
8% SPARQS® Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 8% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Weatherford International Ltd. common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning on April 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.
F I N A L T E R M S
Issuer:		Morgan Stanley
Maturity date:		October 20, 2008
Underlying stock:		Weatherford International Ltd. common stock (“WFT Stock”)
Aggregate principal amount:		$17,399,938.36
Coupon:		8% per annum, payable quarterly beginning January 20, 2008
Exchange at maturity:		At maturity, unless previously called by the issuer, each SPARQS will be exchanged into WFT Stock at the exchange ratio.
Exchange ratio:		0.25 share of WFT Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on April 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:		18% per annum on the stated principal amount.
First call date:		April 20, 2008
Call notice date:		If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:		October 10, 2008
Stated principal amount:		$17.3425 per SPARQS
Issue price:		$17.3425 per SPARQS (see “Commissions and issue price” below).
Pricing date:		September 21, 2007
Original issue date:		September 28, 2007 (5 business days after the pricing date)
CUSIP:		617475496
Listing:
The SPARQS have been approved for listing on the American Stock Exchange LLC (“AMEX”) subject to official notice of issuance.  The AMEX listing symbol for the SPARQS is “FWT.”  It is not possible to predict whether any secondary market for the SPARQS will develop.

Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$17.3425	$0.2818	$17.0607
	Total	$17,399,938.36	$282,733.32	$17,117,205.04
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

The SPARQS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

Fact Sheet
The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 8% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Weatherford International Ltd. common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning April 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September 21, 2007	September 28, 2007 (5 business days after the pricing date)	October 20, 2008, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Underlying stock:	Weatherford International Ltd. common stock (“WFT Stock”)
Coupon:	8% per annum, payable quarterly beginning January 20, 2008.
Issue price:	$17.3425 per SPARQS, which is equal to the closing price of one share of WFT Stock on the pricing date times the exchange ratio as of the pricing date. Please see “Syndicate Information” below.
Stated principal amount:	$17.3425 per SPARQS, which is equal to the closing price of one share of WFT Stock on the pricing date times the exchange ratio as of the pricing date.
Denominations:	$17.3425 and integral multiples thereof.
Interest payment dates:	January 20, 2008, April 20, 2008, July 20, 2008 and the maturity date.
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into WFT Stock at the exchange ratio.
Exchange ratio:	0.25 share of WFT Stock, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on April 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	18% per annum on the stated principal amount.
First call date:	April 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	October 10, 2008
Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 7.

September 2007	Page 2

8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

General Information
Listing:
The SPARQS have been approved for listing on the AMEX subject to official notice of issuance.  The AMEX listing symbol for the SPARQS is “FWT.”  It is not possible to predict whether any secondary market for the SPARQS will develop.

CUSIP:	617475496
Minimum ticketing size:	50 SPARQS
Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the Issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the Issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the Issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  We have determined that the Yield on the Deposit is 4.7459% per annum compounded quarterly, and that the remainder of the stated interest payments on the SPARQS is attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Treatment of the SPARQS.”

However, neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of the WFT Stock should a holder receive WFT Stock at maturity.  In addition, neither we nor our counsel have undertaken to ascertain whether the issuer of the WFT Stock would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”).  Thus, this summary does not address any U.S. federal income tax consequences to a U.S. investor, including the possible application either of the PFIC rules under Sections 1291 - 1298 or of the “constructive ownership” rule under Section 1260 of the Code, if the issuer of the WFT Stock were to be treated as a PFIC.  Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in and ownership of the SPARQS.

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The Issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the issue price.  Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the WFT Stock received and will have a tax basis in the WFT Stock received equal to the issue price.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders (as defined in the accompanying prospectus supplement for SPARQS) will generally be withheld upon at a rate of 30%.  See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS. Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in WFT Stock and in options contracts on WFT Stock listed on major securities markets.  Such purchase activity could have increased the price of WFT Stock, and, accordingly, could have increased the issue price of the SPARQS, and therefore, the price at which WFT Stock must close before you would receive for each SPARQS at maturity an amount of common stock worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

September 2007	Page 3

8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

ERISA:	See “ERISA” in the prospectus supplement for SPARQS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price of SPARQS	Selling Concession	Principal Amount of SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following terms:

Original issue date:	September 28, 2007

Interest payment dates:	January 20, 2008, April 20, 2008, July 20, 2008 and the maturity date.

Yield to call:	18% per annum (computed on the basis of a 360-day year of twelve 30-day months)

Stated principal amount:	$17.3425 per SPARQS

Interest rate:	8% per annum

Discount factor:	1 / 1.18[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the yield to call rate of 18% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on April 20, 2008 (first call date)

Call price received:	$18.2336

Total amount received over the term of the SPARQS:	$19.0121

Call on May 28, 2008 (random interim call date)

Call price received:	$18.4085

Total amount received over the term of the SPARQS:	$19.3334

Call on October 20, 2008 (maturity date)

Call price received:	$19.0984

Total amount received over the term of the SPARQS:	$20.5707

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of April 20, 2008 based upon the terms set forth above.

September 2007	Page 5

8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

¡
The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

–	For example, the present value of all of the interest payments for the hypothetical call date of April 20, 2008 is $0.7260 ($0.4099 + $0.3161).

¡
Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

–	For example, for the hypothetical call date of April 20, 2008, the present value of the call price is $16.6165 ($17.3425 - $0.7260).

¡
The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

–
For the hypothetical call date of April 20, 2008, the call price is therefore $18.2336, which is the amount that, if paid on April 20, 2008, has a present value on the original issue date of $16.6165, based on the applicable discount factor.

The call price calculated in the following table is based upon the terms set forth above and the sample call date of April 20, 2008. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
September 28, 2007	($17.3425)					0	.00000	100.000%
January 20, 2008		$0.4316			$0.4316	112	0.31111	94.981%	$0.4099
Call date (April 20, 2008)			$0.3469		$0.3469	202	0.56111	91.131%	$0.3161
Call date (April 20, 2008)				$18.2336	$18.2336	202	0.56111	91.131%	$16.6165
Total amount received on the call date: $18.5805
Total amount received over the term of the SPARQS $19.0121

1 The call price of $18.2336 is the dollar amount that has a present value of $16.6165, which has been discounted to the original issue date from the call date at the yield to call rate of 18% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $17.3425 per SPARQS.
2 Based upon a 360-day year of twelve 30-day months.
3  Discount factor = 1 / 1.18x, where x is years from original issue date to, and including, the applicable payment date.

September 2007	Page 6

8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

■
No guaranteed return of principal.  If, at maturity, the closing price of WFT Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

■
The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning April 20, 2008, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 18% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 18% per annum on the stated principal amount of the SPARQS to the call date.

■
Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of WFT Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from WFT Stock.  Other factors that may influence the value of the SPARQS include: the volatility of WFT Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on WFT Stock, the issuer’s creditworthiness and the occurrence of certain events affecting Weatherford International Ltd. that may or may not require an adjustment to the exchange ratio.

■
Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of WFT Stock on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

■
No shareholder rights.  Investing in SPARQS is not equivalent to investing in WFT Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to WFT Stock.

■
The SPARQS may become exchangeable into the common stock of companies other than Weatherford International Ltd.  Following certain corporate events relating to WFT Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Weatherford International Ltd. in lieu of, or in addition to, WFT Stock or the common stock of a

September 2007	Page 7

8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

successor corporation to Weatherford International Ltd.  For these SPARQS, the three companies would be selected from the S&P 500® Index.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

■
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting WFT Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of WFT Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

■
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

■
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the Issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the prospectus supplement for SPARQS.

Other Risk Factors

■
Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

■
No affiliation with Weatherford International Ltd.  Weatherford International Ltd. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to Weatherford International Ltd. in connection with this offering.

■
Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade WFT Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could have adversely affected the price of WFT Stock on the pricing date and could adversely affect the price of WFT Stock at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the

September 2007	Page 8

8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

price of WFT Stock and, accordingly, could have increased the issue price of the SPARQS and, therefore, the price at which WFT Stock must close before you would receive at maturity an amount of WFT Stock worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of WFT Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of WFT Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

■
Morgan Stanley may engage in business with or involving Weatherford International Ltd. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Weatherford International Ltd. without regard to your interests, and thus may acquire non-public information about Weatherford International Ltd.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Weatherford International Ltd., which may or may not recommend that investors buy or hold WFT Stock.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

Information about the Underlying Stock

Weatherford International Ltd.  Weatherford International Ltd. (NYSE: WFT) provides equipment and services used for the drilling, evaluation, completion and production of oil and natural gas wells.

WFT Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Weatherford International Ltd. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-31339 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Weatherford International Ltd. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

This pricing supplement relates only to the SPARQS offered hereby and does not relate to WFT Stock or other securities of Weatherford International Ltd.  The issuer has derived all disclosures contained in this pricing supplement regarding Weatherford International Ltd. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Weatherford International Ltd.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Weatherford International Ltd. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of WFT Stock.

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8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

Historical Information

The following table presents the published high and low closing prices of WFT Stock for 2004, 2005, 2006 and 2007 through September 21, 2007.  The closing price of WFT Stock on September 21, 2007 was $69.37.  The associated graph shows the closing prices for WFT Stock for each day over the 13-month period from August 21, 2006 to September 21, 2007.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of WFT Stock as an indication of future performance.

(CUSIP G95089101)	High	Low	Dividends
2004
First Quarter	23.35	18.05	-
Second Quarter	22.89	19.97	-
Third Quarter	25.51	21.78	-
Fourth Quarter	27.38	24.93	-
2005
First Quarter	30.55	24.54	-
Second Quarter	30.20	24.25	-
Third Quarter	35.51	28.86	-
Fourth Quarter	37.65	28.87	-
2006
First Quarter	45.85	38.25	-
Second Quarter	58.14	44.56	-
Third Quarter	51.31	38.12	-
Fourth Quarter	46.47	39.58	-
2007
First Quarter	46.81	36.92	-
Second Quarter	58.35	46.42	-
Third Quarter (through September 21, 2007)	69.37	50.98	-

Historical prices with respect to WFT Stock have been adjusted for a two-for-one stock split that was effected on November 30, 2005.  The issuer makes no representation as to the amount of dividends, if any, that Weatherford International Ltd. will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on WFT Stock.

WFT Stock Closing Prices August 21, 2006 to September 21, 2007

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8% SPARQS Mandatorily Exchangeable for Common Stock of Weatherford International Ltd.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment No. 1 to prospectus supplement for SPARQS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for SPARQS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for SPARQS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306002841/dp04045_424b2.htm

Prospectus dated January 25, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for SPARQS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM” is our service mark and “SPARQS®” is our registered service mark.

September 2007	Page 12